PRELIMINARY INFORMATION STATEMENT SUBJECT TO COMPLETION DATED – June 24, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

THE COMPANY INTENDS TO ISSUE THE NOTICE OF SPECIAL MEETING REFERRED TO HEREIN ON OR ABOUT JUNE 28, 2022

Republic First Bancorp, Inc.

Two Liberty Place, 50 South 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

_______, 2022

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

Dear Shareholder:

This Information Statement is being furnished in connection with a special meeting (the “Special Meeting”) of the shareholders of Republic First Bancorp, Inc. (“we,” “us,” “our,” or the “Company”), to be held at The Union League of Philadelphia 140 South Broad Street, Philadelphia, PA 19102, at 10:00 AM, local time on July __, 2022, to the holders of record of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) as of the close of business on June 24, 2022 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of public health and travel guidance related to the ongoing COVID-19 pandemic, you will also be able to attend the Special Meeting through our virtual platform which can be accessed at www.virtualshareholdermeeting.com/FRBK2022. We may announce alternative arrangements for the Special Meeting, which could include switching to a virtual-only format or changing the date or location of the Special Meeting if circumstances require such a change. If we take this step, then we will announce any changes in advance through a press release in addition to other means of communication as required by applicable state law.

Following the death of Theodore J. Flocco, Jr., one of the Company’s directors, and litigation among the remaining directors of the Company, on May  26, 2022, Judge Paul S. Diamond, J. of the United States District Court for the Eastern District of Pennsylvania (the “Court”) appointed Alfred W. Putnam, Jr. as Custodian for the Company (the “Custodian”) and has directed that he (1) call and oversee a Special Shareholders’ Meeting at which the Company’s shareholders would elect two new directors, including one director to replace the late Theodore Flocco, and (2) take any and all lawful actions necessary to manage the Company in its shareholders’ best interests.

Any person soliciting proxies for any nominee will be required by the Custodian to include each other duly qualified nominee on the proxy card of such person and each nominee will be required to consent to be included in each such proxy card.

The Special Meeting is being called by the Company pursuant to this order of the Court. Subject to the Company’s By-laws, shareholders may also consider any other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The order of business at Special Meeting shall be as determined by the chairman of the meeting. The Special Meeting is not the Company’s 2022 annual meeting of shareholders or a special meeting in lieu of an annual meeting. The Custodian expects that the Company’s 2022 annual meeting of shareholders will be held as soon as practicable following the conclusion of the Investigation (as defined below) and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Custodian is not responsible for calling or overseeing the Company’s 2022 annual meeting of shareholders or a special meeting in lieu of the annual meeting of shareholders.

The Custodian and the Company’s Board of Directors (the “Board”) will make no recommendation and will not take any position with respect to the election of any director. The Company and Custodian will not submit any nominee for election to the Board at the Special Meeting. If a shareholder desires to nominate an individual for director, the shareholder must provide the Custodian with written notice of the intention to nominate by ___, 2022, the seventh (7th) day following the day on which notice of the Special Meeting was first given to shareholders.

The notice is required to contain: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”) had each nominee been nominated or intended to be nominated, by the Board of the Company; and (v) the consent of each nominee to serve as a director of the Company if so elected. The Custodian may refuse to recognize the nomination of any person not made in compliance with the foregoing.

In addition, pursuant to the Pennsylvania Banking Code, the advance approval of the Department of Banking of the Commonwealth of Pennsylvania is required in order to solicit proxies for the election of directors of the Company. Persons intending to solicit proxies for an individual are encouraged to consult the Pennsylvania Department of Banking.

Persons nominating individuals for election may solicit their own proxies separately. We are not asking you for a proxy and you are requested not to send us a proxy. Nevertheless, shareholders may vote: (1) by preparing, executing and transmitting to us a proxy appointment conforming to the applicable provisions of Pennsylvania law and our By-laws; or (2) by attending the Special Meeting in person and voting. Please note that if you hold your shares through a broker, bank or other nominee, and you wish to vote at the Special Meeting (whether in person or by appointment of a proxy), you must obtain a legal proxy issued in your name from the record holder.

Republic First Bancorp, Inc. is the holding company for Republic First Bank, which does business under the name Republic Bank and may be referred to as the “Bank” throughout this document.

This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, and applicable provisions of the Pennsylvania Business Corporation Law and the Company’s governing documents.

In the event that there are not sufficient shares present for a quorum or sufficient votes to approve or ratify the proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

The Special Meeting may be adjourned or postponed due to unanticipated circumstances or reasons outside of the control of the Company or the Custodian. At any adjourned or postponed meeting, action with respect to matters specified in this Notice may be taken without further notice to stockholders, unless required by law or the Company's Bylaws.

By order of the Custodian

/s/
Alfred W. Putnam, Jr. Custodian

TABLE OF CONTENTS

Information About the Special Meeting	5
Proposal 1 - Election of Director to Fill the Vacancy	9
Director Nominees	11
Current Directors	12
Board of Directors and Committees	15
Director Independence and Leadership	15
Meetings of the Board and Attendance	15
Board Diversity	15
Board Committees	16
Corporate Governance	19
Hedging and Pledging Policies	19
Risk Management and Oversight	19
Communication with Directors	21
Security Ownership of Certain Beneficial Owners and Management	22
Executive Officers and Compensation	24
Executive Officers	24
Executive Compensation	25
Potential Payments Upon Termination or Change in Control	32
Chief Executive Officer Pay Ratio Disclosure	34
Director Compensation	36
Services and Employment Agreements with Chairman and Chief Executive Officer	37
Certain Relationships and Related Transactions	38
Transactions with Related Persons	38
Review, Approval or Ratification of Transactions with Related Persons	39
Environmental, social, diversity, equity and inclusion highlights	39
Environmental Commitments	39
Social Commitments	39
Diversity, Equity and Inclusion in the Workplace	42
Delinquent Section 16(a) Reports	44
Shareholder Proposals and Nominations for the 2022 Annual Meeting	44
Other Matters	44
Householding	45

Website References

Throughout this information statement (the “Information Statement”), we identify certain materials that are available in full on our website. The information contained on, or available through the Company’s internet website is not and shall not be deemed to be, incorporated by reference in this information statement.

Forward-looking Statements

This information statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intends,” “may,” “strategy,” “target,” “goals,” “anticipate”. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Such risks include those contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files with the SEC. These risks are not comprehensive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Any forward-looking statements made by the Company speak only as of the date on which they are made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

INFORMATION STATEMENT

OF

REPUBLIC FIRST BANCORP, INC.

Two Liberty Place, 50 S. 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

INFORMATION ABOUT THE SPECIAL MEETING

You should review the preceding Notice of Special Meeting of Shareholders and this Information Statement. The preceding Notice of Special Meeting of Shareholders and this Information Statement are available online at www.myrepublicbank.com. On or about ____, the preceding Notice of Special Meeting of Shareholders and this Information Statement are being mailed to the holders of our Common Stock as of the Record Date (as defined below).

Outstanding Shares and Voting Rights

The Custodian has fixed the close of business on June 24, 2022 as the Record Date for the determination of the holders of our Common Stock entitled to notice of, and to vote at, the Special Meeting.

At the close of business on the Record Date, there were _____ shares of our Common Stock outstanding.

The Common Stock is the only class of capital securities of the Company that may be voted at the Special Meeting. Each share of Common Stock you own as of the Record Date entitles you to one vote on each matter to be presented at the Special Meeting.

What is on the agenda for the Special Meeting? Why did I receive this Information Statement?

The Special Meeting is being called solely to elect two new directors, including one director to fill the vacancy created by the death of Director Theodore J. Flocco, Jr. Subject to the Company’s By-laws, shareholders may also consider any other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The order of business at Special Meeting shall be as determined by the chairman of the meeting. The Special Meeting is not the Company’s 2022 annual meeting of shareholders or a special meeting in lieu of an annual meeting. The Custodian expects that the Company’s 2022 annual meeting of shareholders will be held as soon as practicable following the conclusion of the Investigation (as defined below) and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Custodian is not responsible for calling or overseeing the Company’s 2022 annual meeting of shareholders or a special meeting in lieu of the annual meeting of shareholders.

Following the death of Theodore J. Flocco, Jr., one of the Company’ directors, and litigation among the remaining directors of the Company, on May 26, 2022, Judge Paul S. Diamond, J. of the United States District Court for the Eastern District of Pennsylvania issued an order appointing Alfred W. Putnam, Jr. as Custodian for the Company (the “Custodian”) to (1) call and oversee a Special Shareholders’ Meeting at which the Company’s shareholders would elect a new director to replace the late Theodore Flocco, and (2) take any and all lawful actions necessary to manage the Company in its shareholders’ best interests, including, should the Custodian so decide, the election of a ninth director. On June 24, 2022, Judge Diamond modified his order to require that the Special Meeting be held before the end of July and that a ninth director be elected at this meeting.

Any person soliciting proxies for any nominee will be required by the Custodian to include each other duly qualified nominee on the proxy card of such person and each nominee will be required to consent to be included in each such proxy card.

Summary of Investigation

On March 31, 2022, the independent registered public accounting firm (the “Auditors”) of the Company, in connection with its audit of the Company’s financial statements for the year ended December 31, 2021, advised the chair of the Company’s audit committee (the “Audit Committee”) and management that the Auditors were requesting that an independent investigation be undertaken concerning certain previously disclosed related party transactions and related matters that are the subject of pending litigation involving the Company.

On April 22, 2022, the  Audit Committee appointed Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to serve as counsel to the Audit Committee and to conduct an independent investigation into the Company’s financial controls and disclosures, including (without limitation) with respect to related party transactions and branch expenditures.  The Audit Committee authorized the appointment of WilmerHale by resolution dated April 22, 2022, which further specifies that WilmerHale, as investigative counsel, will report to the Audit Committee with respect to the scope of the investigation, the results of the investigation, and any work to be performed; and that WilmerHale shall report the results of the investigation to the Board and such other persons as requested by the Audit Committee.

WilmerHale’s investigation is on-going.  WilmerHale has advised the Audit Committee that it cannot presently provide an estimated date for completion of the investigation, but has assured the Audit Committee that it is moving as quickly as possible.

Appointment of the Custodian

On May 26, 2022, the United States District Court for the Eastern District of Pennsylvania issued two orders (the “Orders”) in connection with a Complaint and related Motion for an Emergency Temporary Restraining Order and Preliminary Injunction filed on May 17, 2022 in the matter of Vernon W. Hill, II, et al. v. Andrew B Cohen, et al. and the Company, as nominal defendant, Civ. No. 22-1924. The Orders appoint Alfred W. Putnam, Jr. of Faegre Drinker Biddle & Reath LLP as Custodian of and for the Company pursuant to the provisions of Section 1767(a)(3) of the Pennsylvania Business Corporation Law of 1988, as amended (the “Pa BCL”), and the Court’s inherent equitable powers, and set forth the duties and responsibilities of the Custodian which include: (1) calling and overseeing a Special Shareholders’ Meeting to take place on or before July 10, 2022, at which the Company’s shareholders shall elect a new director to replace the late Theodore Flocco; and (2) taking any and all lawful actions necessary to manage the Company in its shareholders’ best interests, including, should the Custodian so decide, the election of a ninth director. On June 24, 2022, Judge Diamond modified his order to require that the Special Meeting be held before the end of July and that a ninth director be elected at this meeting.

Any person soliciting proxies for any nominee will be required by the Custodian to include each other duly qualified nominee on the proxy card of such person and each nominee will be required to consent to be included in each such proxy card.

The Custodian’s duties do not include calling or overseeing the Company’s 2022 annual meeting of shareholders or a special meeting in lieu of the annual meeting of shareholders. On May 31, 2022, Defendants, other than the Company as nominal defendant, objected to the Orders. On the same day, the United States District Court for the Eastern District of Pennsylvania overruled the objections. Defendants, other than the Company as nominal defendant, have filed a notice of appeal in the matter to the United States Court of Appeals for the Third Circuit.

Director Nominees for Vacant Positions

In accordance with the Orders, the Custodian has called a Special Meeting for the election of two directors. The two directors so elected will each become a Class III director and will serve until the 2022 annual meeting and his or her successor shall have been elected and shall have qualified. The Company has to date received notice of the following nominee, in accordance with the nominating procedures provided in the By-laws as described in further detail on page 9 “Proposal 1 Election of Director to Fill the Vacancy – Nominating & Voting Procedures”:

●

Driver Management Company LLC, Driver Opportunity Partners I LP and Mr. J. Abbott R. Cooper, who together beneficially own 385,854 shares of common stock, par value $0.01 per share, of the Company, have nominated Peter B. Bartholow for election to director at the Special Meeting; and

Mr. Bartholow has consented to serving as director of the Company if elected. The Company has been advised that the nominating shareholders listed above intend to solicit proxies in support of their nominee’s election.

The Custodian has concluded, on a preliminary basis, that this individual has been nominated in accordance with the provisions of the Company’s By-laws. If the Custodian receives additional nominations that he concludes satisfy the requirements set forth in the By-laws, the Custodian will cause the Company to report this by filing a current report on Form 8-K.

The Custodian and the Board make no recommendation and take no position with respect to the election of any person at the Special Meeting. The Company and Custodian will not be submitting any person for election of any person at the Special Meeting.

What constitutes a quorum at the Special Meeting?

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast at the Special Meeting shall constitute a quorum for the conduct of business at the Special Meeting. In the absence of a quorum, the shareholders present in person or by proxy at the meeting, by majority vote and without notice other than by announcement at the meeting, may adjourn the meeting until a quorum is present in person or by proxy. Under the Pa BCL and the By-laws, the shareholders entitled to vote who attend a meeting of shareholders at which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in the Pa BCL or in the By-laws, shall nevertheless constitute a quorum for the purpose of electing directors.

Can I attend the Special Meeting and vote in person?

Yes. If governmental restrictions or other public health policies or concerns related to the ongoing COVID-19 pandemic do not prevent us from holding the Special Meeting in person, the Special Meeting will be held at The Union League of Philadelphia which is located at 140 South Broad Street, Philadelphia, PA 19102. If your shares are held in “street name” and you plan to attend the Special Meeting in person, you must present proof of your ownership of the Common Stock, such as a bank or brokerage account statement, as well as valid government-issued photo identification to be admitted to the Special Meeting. Any holder of a proxy from a shareholder must present a valid proxy card, properly executed, and a copy of proof of ownership as well as valid government-issued photo identification.

Can I attend the Special Meeting on a virtual basis through the Internet?

Yes. Due to the public health impact of the ongoing COVID-19 pandemic and to support the health and well-being of our shareholders, you will be able to attend the Special Meeting through our virtual platform. Shareholders will be deemed to be “present” if they access the Special Meeting through the virtual platform. We have designed our virtual format to enhance, rather than constrain, shareholder access to the Special Meeting. Virtual attendance capabilities will provide shareholders with the ability to participate and ask questions during the Special Meeting. Shareholders will also have the ability to vote their shares at the Special Meeting, or revoke or change a previously submitted vote, through the virtual platform.

How many votes are required for the election of directors?

Directors are elected by a plurality vote of shares of Common Stock cast in person or by proxy at the Special Meeting. A “plurality” means that the individual who receives the largest number of affirmative votes cast in the election of directors will be elected. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result. Broker non-votes will have no effect on the outcome of the vote. Shareholders are not entitled to cumulative voting in the election of directors.

Persons nominating individuals for election may solicit their own proxies separately. We are not asking you for a proxy and you are requested not to send us a proxy. Nevertheless, shareholders may vote: (1) by preparing, executing and transmitting to us a proxy appointment conforming to the applicable provisions of Pennsylvania law and our By-laws; or (2) by attending the Special Meeting in person and voting. Please note that if you hold your shares through a broker, bank or other nominee, and you wish to vote at the Special Meeting (whether in person or by appointment of a proxy), you must obtain a legal proxy issued in your name from the record holder. If there are not enough shares represented at the Special Meeting for  quorum or votes to approve or ratify a proposal at the Special Meeting, the Custodian may adjourn the Special Meeting to permit further solicitation of proxies.

When will the voting results be announced?

The final voting results will be reported on Form 8-K, which will be filed with the SEC within four business days after the Special Meeting. If our final voting results are not available within four business days after the Special Meeting, we will file a Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

Do I have appraisal or dissenter’s rights?

No. Dissenters or appraisal rights are not available under applicable Pennsylvania law, the Company’s Articles of Incorporation, as amended (the “Charter”), or its By-laws. Pennsylvania law, the Company’s Charter and the Company’s By-laws do not provide for appraisal or other similar rights for dissenting shareholders in connection with any of the proposals set forth in this information statement.  Accordingly, you will have no right to dissent and obtain payment for your shares in connection with such proposals.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

PROPOSAL 1

ELECTION OF DIRECTOR TO FILL THE VACANCY

The By-laws provide that the Board may consist of not less than five directors and not more than twenty-five directors, classified into three classes, as nearly equal in number as possible, with the specific number of directors fixed from time to time by resolution of the Board.

The members of one class of directors are elected at each annual meeting and each class of directors serves for approximately three years. The classes of directors have been designated as “Class I,” “Class II” and “Class III.”

The Board has currently fixed the number of directors at eight. The Class I Directors are Harry D. Madonna, Esq. and Brian P. Tierney, Esq.; the Class II Directors are Lisa R. Jacobs, Esq., Harris Wildstein, Esq. and Andrew B. Cohen; and the Class III Directors are Vernon W. Hill, II, Barry L. Spevak and (before his death) Theodore J. Flocco, Jr. The incumbent Class III Directors will continue in office until the Company’s 2022 annual meeting of shareholders, the incumbent Class I Directors will continue in office until the Company’s 2023 annual meeting of shareholders and the incumbent Class II Directors will continue in office until the Company’s 2024 annual meeting of shareholders. All directors will hold office until the annual meeting of shareholders at which their terms expire and until the elections and qualifications of their successors.

Background

On May 11, 2022, Theodore J. Flocco, Jr., a director of the Company, passed away. Mr. Flocco had served as a director of the Company since 2008. He also served on the Audit Committee and compensation committee of the Company’s Board.

The By-laws provide that “[a]ny vacancies in the Board of Directors, whether arising from death, resignation, removal or any other cause except an increase in the number of directors, shall be filled by a vote of the majority of the Board of Directors then in office even though that majority is less than a quorum. A majority of the entire Board may fill a vacancy that results from an increase in the number of directors. In the event that at any time a vacancy exists in any office of a director that may not be filled by the remaining directors, a special meeting of the shareholders shall be held as promptly as possible and in any event within sixty (60) days, for the purpose of filling the vacancy or vacancies. Any director elected or appointed to fill a vacancy shall hold office for the balance of the term then remaining and until a successor has been chosen and qualifies or until his earlier resignation or removal.”

On May 12, 2022, following Mr. Flocco’s death, Director Harry Madonna called a meeting of the Board and Directors Andrew B. Cohen, Lisa Jacobs, Harry Madonna, and Harris Wildstein (the “Madonna Parties”) attended this meeting and took action purporting to appoint Harry D. Madonna, Esq. to serve as interim chairman of the Board, replacing Vernon W. Hill, II, and also purported to appoint director Lisa R. Jacobs as Corporate Secretary of the Company.

On May 17, 2022, three shareholders and directors of the Company—Vernon W. Hill, III, Brian Tierney, and Barry Spevak (the “Hill Parties”)—filed a shareholder derivative action on behalf of the Company against the Madonna Parties. Among other counts, the complaint alleged that the Madonna Parties breached fiduciary duties and violated the federal proxy solicitation laws, and sought judgments declaring as much. Among other relief, it sought appointment of a custodian to manage the affairs of the Company pending the outcome of the lawsuit.

Following a hearing and a week-long standstill period, on May 26, 2022, the Court issued an order appointing Alfred W. Putnam, Jr. of Faegre Drinker Biddle & Reath LLP as custodian to oversee a special election of the Board to replace the late Director Theodore Flocco, and to take “any and all lawful actions necessary to manage Republic First in its shareholders’ best interests, including, should the Custodian so decide, the election of a ninth director.”

The Court in its ruling on May 31, 2022, found among other things, that the purported Board meeting lacked a quorum and that the actions taken at this meeting were ineffective. The Court further found that the Company’s By-laws and Charter do not allow the remaining directors to take any significant action absent a five-member quorum, and that the directors are deadlocked. As such, the Court found that the actions taken on the May 12th meeting were ineffective.

Since the Court’s original order, Mr. Putnam has accepted the appointment. On June 24, 2022, Judge Diamond modified his order to require that the Special Meeting be held before the end of July and that a ninth director be elected at this meeting. Mr Putnam has called for the Special Meeting to be held on July ___, 2022.

The Madonna Parties have appealed the Court’s order appointing Mr. Putnam as custodian to the United States Court of Appeals for the Third Circuit. Argument on appeal has been scheduled for June 28, 2022.

Following the appointment of the Custodian, counsel for the Custodian met with counsel for both of the two groups of directors to consider the most expeditious way to call a special meeting of the shareholders as soon as possible. After investigation, including conversations with special counsel conducting the investigation referred to above, it was decided that the Company should make a filing of an information statement pursuant to Section 14(c) of the Exchange Act with the SEC, as otherwise shareholders would not be able to solicit proxies for any persons they may nominate for election at the special election. The Custodian does not intend to nominate any person to fill the vacancy and will not solicit proxies for any nominee.

Because of the situation at the Company’s Board of Directors, certain information is not available to the Custodian that would ordinarily be required to be included in such an information statement, such as a report from the compensation committee of the Board with respect to the compensation of the Company’s management. Counsel spoke several times with the staff of the Division of Corporation Finance of the SEC and developed an approach to address this. Counsel shared this approach with counsel for the two groups of directors and solicited their views on the approach. Since then, counsel has worked with management to prepare this Information Statement, and on June 13, 2022, counsel to the Custodian provided a draft of the Information Statement to counsel for the directors.

Once this Information Statement has been finalized, it will be filed with the SEC and mailed to shareholders. The final Information Statement will include the formal notice for the Special Meeting to be held approximately 20 days after mailing in accordance with Section 14(c) of the Exchange Act, during which period shareholders may solicit proxies for the election of their candidates for election to the Board.

Nominating & Voting Procedures

The By-laws provide that “…at all Annual Meetings of shareholders commencing after the Annual Meeting of Shareholders to be held in 1996, if any, any stockholder who desires to propose nominees to the Board of Directors must provide for the receipt of a written notice of the intention to nominate a person or persons for election as directors by the Secretary of the Corporation: (i) with respect to an election to be held at any annual meeting of shareholders in accordance with the provision of Rule 14a-8, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh (7th) day following the day on which notice of such meetings is first given to shareholders.”

“The notice is required to contain: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated, by the Board of Directors of the Corporation; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to recognize the nomination of any person not made in compliance with the foregoing.”

In addition, pursuant to the Pennsylvania Banking Code, the advance approval of the Department of Banking of the Commonwealth of Pennsylvania is required in order to solicit proxies for the election of directors of the Company. Persons intending to solicit proxies for an individual are encouraged to consult the Pennsylvania Department of Banking.

Persons nominating individuals for election may solicit their own proxies separately. We are not asking you for a proxy and you are requested not to send us a proxy. Nevertheless, shareholders may vote: (1) by preparing, executing and transmitting to us a proxy appointment conforming to the applicable provisions of Pennsylvania law and our By-laws; or (2) by attending the Special Meeting in person and voting. Please note that if you hold your shares through a broker, bank or other nominee, and you wish to vote at the Special Meeting (whether in person or by appointment of a proxy), you must obtain a legal proxy issued in your name from the record holder.

Director Nominees

The Custodian and the Company’s Board will make no recommendation and will not take any position with respect to the election of any director. The Company and Custodian will not submit any nominee for election to the Board at the Special Meeting. The Custodian has received nomination of Peter B. Bartholow to fill a director vacancy and has concluded, on a preliminary basis, that this nomination satisfies the requirements of the By-laws. The Custodian has also received notice that the shareholders who made this nomination intend to solicit proxies in support of their election. The Custodian will not be soliciting any proxies for the Special Meeting.

The information provided below with respect to the nominee has been provided by the shareholder(s) making the respective nomination. Neither the Custodian nor the Company has undertaken to verify any of the information provided.

●    Peter B. Bartholow, age 73, has been nominated by Driver Management Company LLC, Driver Opportunity Partners I LP and Mr. J. Abbott R. Cooper, who together beneficially own 385,854 shares of common stock, par value $0.01 per share, of the Company. Mr. Batholow most recently served as Chief Operating Officer and Chief Financial Officer and on the board of directors of Texas Capital Bancshares, Inc. (NASDAQ: TCBI), a bank holding company, and Chief Financial Officer of its subsidiary, Texas Capital Bank, from 2003, and Chief Operating Officer, from 2014, until stepping down from his Chief Financial Officer roles in June 2017 and his eventual retirement from the company in December 2017. Prior to that, Mr. Bartholow served as Managing Director of Hat Creek Partners LLC, a private equity investment company, from 1999 to 2003. From 1995 to 1998, Mr. Bartholow served as Corporate Vice President of Finance at Electronic Data Systems, Corp. (formerly NYSE: EDS) (“EDS”), a multinational information technology equipment and services company. Mr. Bartholow served as Chief Financial Officer of First USA, Inc. (formerly NYSE: FUS), a financial services company originally formed as a subsidiary of MCorp, from 1994 to 1995. From 1989 to 1994, Mr. Bartholow served as Chairman of the Board of Directors, Chief Financial Officer, Chief Executive Officer and President of MCorp, which was a bank holding company a majority of whose banks were acquired by Bank One Corporation (formerly NYSE: ONE). Mr. Bartholow served on the board of directors of MTech, a publicly owned technology services company, of which MCorp was the majority stockholder, from 1985 to 1988, when MTech was acquired by EDS. Mr. Bartholow also served on the board of directors of A.T. Kearney, Inc., a subsidiary of EDS and provider of management consulting services, from 1995 to 1998 and MCorp, from 1989 to 1994. Mr. Bartholow received an M.B.A. from the University of Texas and a Bachelor’s Degree in Economics from Vanderbilt University.

Please refer to proxy materials filed with the SEC by Driver Management Company LLC for information regarding their respective nominees. You can access these proxy statements, and any other relevant documents, without cost on EDGAR at www.sec.gov.

Current Directors

Each of the following individuals is an incumbent director who will continue to serve as a director of the Company until the end of his or her respective term or until a successor is elected and qualified. The specific backgrounds and qualifications of our current directors are reflected in each person’s biography below. There are no family relationships among any of our directors or executive officers. There are no arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director.

Class I Directors

Harry D. Madonna, Esq., age 79, has served as president of the Company since 2001, and as a director of the Company since 1988.  In February 2021 he was also named as Chairman Emeritus of the Company.  He previously served as Chief Executive Officer of the Company from 2001 through February 2021.  Mr. Madonna also served as Chairman of the Bank from 1988 through February 2021 and Chief Executive Officer of the Bank from 2001 through February 2021. He served as Chairman of the Company from 1988 to 2016 and served as the Bank’s president from 2001 until May 2010. From 1999 through November 2012, Mr. Madonna served as executive chairman of First Bank of Delaware, a commercial bank headquartered in the state of Delaware, and served as its chief executive officer from January 2002 until July 2008. Mr. Madonna was of counsel to Spector Gadon & Rosen, PC, a general practice law firm located in Philadelphia, Pennsylvania from January 1, 2002 until June 30, 2005 and prior to that, was a partner of Blank Rome LLP, a law firm located in Philadelphia, Pennsylvania from 1980 until December 2001.

Brian P. Tierney, Esq., age 65, has been a director of the Company and the Bank since April 2011. He has also served as chief executive officer of Brian Communications, a strategic communications agency and as chairman of Real Time Media, an interactive marketing services agency since November 2010. He was publisher of The Philadelphia Inquirer and Daily News, news providers, and chief executive officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. He previously served as chairman and chief executive officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was vice chairman of Advanta Corp., a commercial bank that specialized in the issuance of credit cards. Prior to that period, he was the founding partner of T2 Group, a strategic communications firm, from November 2003 until it was sold to Advanta Corp. He currently serves on the board of The Graham Company, a 100% employee-owned company through an ESOP Trust.

Class II Directors

Lisa R. Jacobs, Esq., age 63, has been a director of the Company and the Bank since February 2017. Ms. Jacobs has been a partner at Stradley Ronon Stevens & Young, LLP, since August 2021 and prior to that was a partner at DLA Piper, LLP from 2011 through July 2021, each of which is a law firm specializing in business law.

Harris Wildstein, Esq., age 76, has been a director of the Company and the Bank since 1988. From 1999 through November 2012, Mr. Wildstein served as a director of First Bank of Delaware, a commercial bank headquartered in the state of Delaware. Since September 2004, Mr. Wildstein has been an owner and officer of Lifeline Funding, LLC, a pre‑settlement funding organization.

Andrew B. Cohen, age 50, has been a director of the Company and the Bank since June 2017. Andrew B. Cohen is the Chief Investment Officer and Co-Founder of Cohen Private Ventures an investment firm. He is a member of the board of directors of several public and private companies including Laureate Education, Inc.

Class III Directors

Vernon W. Hill II, age 76, has been a director and Chairman of the Company since 2016. In February 2021, he was named to the additional role of Chairman of the Bank and Chief Executive Officer of the Company and the Bank. Mr. Hill previously served as the chairman, chief executive officer, and president of Commerce Bancorp, Inc., a Cherry Hill, New Jersey-based bank that later merged with TD Bank, which he founded in 1973.

Barry L. Spevak, C.P.A., age 61, has been a director of the Company and the Bank since April 2004. He has also been a partner with Downey, Spevak and Associates, Ltd., a certified public accounting firm, since 1991.

Board’s Recommendation

The Custodian and the Board make no recommendation and take no position with respect to the election of any person as a director at the Special Meeting. The Custodian and the Company will not be submitting any person for election to the Board at the Special Meeting.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence and Leadership

The Company’s current board is comprised of eight director positions and is led by Vernon W. Hill, II, Chairman and Chief Executive Officer. Following Mr. Flocco’s death, the Madonna Parties called a Board meeting and, among other things, purported to remove Vernon W. Hill, II as Chairman, but the Court found that this purported Board meeting lacked a quorum and that the actions taken at this meeting were ineffective.

The Board has previously determined that all of the Company’s non-executive board members are independent under NASDAQ’s corporate governance listing standards, resulting in 71% of the current Board being deemed independent of management. In addition, the Board has previously determined that all members of the audit, nominating and governance, and compensation committees are independent (as defined under the applicable SEC rules and the listing standards of NASDAQ). The Custodian has made no independent review of the independence of any of the Company’s directors. The Custodian believes that he would be regarded as independent under the NASDAQ’s listing standards and the applicable rules of the SEC.

The Board had previously determined that the late Mr. Flocco also was independent under these criteria and that Vernon W. Hill, II, and Harry D. Madonna were not independent.

Meetings of the Board and Attendance

The Board met on ten occasions during 2021. All of the directors attended at least 75% of the meetings of the Board and of the committees of which they were members. The Custodian does not know whether any or all of the directors will be present at the Special Meeting.

Board Diversity

Nasdaq’s Board Diversity Rule, which was approved by the SEC in August 2021, is a disclosure standard designed to encourage a minimum board diversity objective for companies and provide stakeholders with consistent, comparable disclosures concerning a company’s current board composition. The table below provides certain highlights of the composition of our current Board members and nominees.

Board Diversity Matrix As of December 31, 2021
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or American Indian	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	7	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Board Committees

The Board conducts much of its business through committees (the “Board Committees”), including a standing audit committee, nominating and governance committee, and compensation committee. Each of these committees operate under a charter which can be found on the Company’s website at www.myrepublicbank.com under the “Investor Relations” section.

Audit Committee

The Board has designated a standing audit committee, currently consisting of Messrs. Spevak and Wildstein. Mr. Flocco served as chair of this committee until his recent death. Based on information supplied by the directors the Board had previously determined that; (1) all members of the audit committee are independent as defined under the applicable SEC rules and the listing standards of NASDAQ, including the independence criteria applicable to audit committee members and (2) Mr. Spevak and prior to his passing, Mr. Flocco, qualified as audit committee financial experts, as defined in SEC rules and regulations.

The audit committee held nine meetings during 2021, and it operates under a written charter approved by the Board. The responsibilities of the audit committee are to, among others:

●

assist the Board with the oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and the independent registered public accounting firm;

●

establish procedures for receipt, retention, and handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

●

retain, evaluate, and where appropriate, replace the independent auditor, set the independent auditor’s compensation, oversee the work of the independent auditor and pre-approve all audit services to be provided by the independent auditor;

●

review with the independent auditor and members of management conducting the internal audit, the adequacy and effectiveness of the systems of internal controls, accounting practices, and disclosure controls and procedures of the Company and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

●	make a recommendation to the Board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10‑K;

●	prepare the report required to be prepared by the audit committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement; and

●	review in advance the public release of all financial information.

Compensation Committee

The Board has designated a standing compensation committee, currently consisting of Messrs. Spevak (chair) and Ms. Jacobs. Mr. Flocco was a member of this committee until his recent death. The compensation committee operates under a written charter approved by the Board. The charter provides, among other things, that the compensation committee be comprised of at least three members.

Based on information supplied by the directors, the Board had previously determined that all members of the compensation committee are independent under NASDAQ listing standards, and “non‑employee directors,” as defined in SEC Rule 16b‑3. The compensation committee held ten meetings in 2021. The compensation committee’s responsibilities include, among others, the following:

●	review and approve the Company’s overall compensation philosophy and oversee the administration of related compensation and benefit programs, policies and practices;

●

set the compensation of the chief executive officer and other executive officers of the Company. Regarding compensation for officers other than the chief executive officer, the committee consults with the chief executive officer and the other officers of the Company as appropriate;

●

evaluate the performance of the chief executive officer and review and approve the chief executive officer’s evaluation of performance of the other executive officers in light of approved performance goals and objectives;

●

review and recommend for approval to the Board cash-based incentive compensation plans, equity-based compensation plans, defined benefit and contribution plans and other welfare benefit plans or amendments or modifications to such plans;

●	grant stock options and other awards under equity-based plans;

●	review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement, if required, and determine whether to recommend to the Board that the CD&A be included in the Company’s proxy statement, if applicable;

●	provide the compensation committee report for inclusion in the Company’s proxy statement, if required, that complies with the rules and regulations of the SEC; and

●	retain an independent, external consulting firm to advise the compensation committee, as it deems appropriate, including the authority to approve the consultant’s fees and other retention terms.

Nominating and Governance Committee

The Board has designated a standing nominating and governance committee, currently consisting of Messrs. Wildstein (chair), Spevak and Tierney. Based on information supplied by the directors, the Board had previously determined that all members of the nominating and governance committee were independent under NASDAQ listing standards. The nominating and governance committee operates under a written charter approved by the Board. This committee held one meeting in 2021.

In addition to the responsibilities described below, with regard to overseeing the selection and recommendation of board nominees, the nominating and governance committee’s responsibilities include, among other things, the following:

●	make recommendations to the Board from time to time as to changes that the Committee believes to be desirable in the size of the Board or any committee thereof and the establishment of any new committees of the Board that the nominating and governance ommittee believes to be necessary or desirable;

●

conduct annually an evaluation of the performance of the Board as a whole and the directors in such manner as the committee deems appropriate and, through its chairperson, communicate this evaluation to the full Board; and

●	maintain an orientation program for new directors and an education program for continuing directors.

Under the Nominating and Governance Committee Charter, the nominating and governance committee is to evaluate candidates it has identified or who have been recommended to it based on the selection criteria provided in the nominating and governance committee charter. This criteria, including the diversity of the nominees, and other criteria deemed relevant by the nominating and governance committee, will be further described in the Company’s proxy statement for the Company’s 2022 annual meeting of shareholders.

The nominating and governance committee is not recommending any nominees for election at the Special Meeting.

The procedures for shareholders to recommend director candidates at the 2022 annual meeting are described under the heading “Shareholder Proposals and Nominations for the 2022 Annual Meeting”.

CORPORATE GOVERNANCE

Hedging and Pledging Policies

The Company’s policy pertaining to Material Nonpublic Information and Personal Investing prohibits directors, officers, and employees from purchasing financial investments (including equity swaps, collars and similar derivative securities) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of the Company’s securities.

Risk Management and Oversight

The Board oversees the Company’s risk management through the Compliance and Risk Management Committee, which consists of two members of management, including the Company’s President and the Bank’s President and Chief Operating Officer, and four independent directors. The Chief Risk Officer also regularly presents at the Compliance and Risk Management Committee meetings. The Compliance and Risk Management Committee held six meetings during 2021, and is chaired by Lisa Jacobs, Esq. In addition to this committee, there is also an Internal Compliance and Risk Management Committee, which also held six meetings during 2021, which is chaired by the Chief Risk Officer and consists of members of senior management representing various lines of business and areas of support tasked with identifying and addressing the risks of the Company. Minutes from these meetings are reported to the Compliance and Risk Management Committee, and minutes from the Compliance and Risk Management Committee are reported to the Bank’s full board. The Chief Risk Officer reports directly to the Compliance and Risk Management Committee and administratively to President and COO.

The Board has adopted an Enterprise-wide Risk Management Program (“ERM Program”) that focuses on identifying, measuring, monitoring and reporting on material risks affecting the Company and promotes a culture of compliance with applicable laws and regulations. The Bank’s board reviews a comprehensive Enterprise-wide Risk Assessment report, prepared by the Chief Risk Officer, which includes metrics and trends on major risk areas, including credit, compliance (including Bank Secrecy Act, Anti-Money Laundering, and Office of Foreign Assets Control regulations), operational (including information security and cyber security), interest rate, liquidity, market, reputation, and strategic. The Board’s ERM Program utilizes third-party software to develop a more data-driven program that is intended to align with the Company’s strategic goals, creates a culture of increased risk awareness, gives management greater access to information for strategic, enterprise-wide decision making, and allows the board and executive management to understand and measure its environmental, social and governance (“ESG”) risks.

Given the heightened level of risk associated with cybersecurity and information security, the Company utilizes a third-party scanning provider to assist it in scanning and patching systems for security vulnerabilities. Patching is managed via daily updates from vendors or “as-they-happen” notifications of vulnerability patches. This threat and vulnerability management program is one part of a larger framework of monitoring and alerting systems and a larger cybersecurity framework using the NIST (National Institute for Standards and Technology) Cybersecurity Framework. The Bank’s Chief Information Security Officer also maintains membership in information sharing institutions such as FS-ISAC, CISA and the FBI/DHS to name a few. The Company’s Cybersecurity Program is integrated with information technology processes and has a governance model with segregation of duties reporting to the risk management function. In addition, as part of our defense-in-depth framework, inclusive of our incident response plan and recovery plan, the Company maintains a Cybersecurity Insurance Policy that is ongoing and reviewed annually. The Cybersecurity Insurance Policy includes provisions for dependent business and system failure expenses which includes “any actual or alleged cyber security breach or privacy and security wrongful act resulting in the unauthorized acquisition of cardholder data as defined under PCI-DSS”. The Company has not had any security events that have risen to the level of a cybersecurity incident or breach of its systems or data.

The Chief Information Security Officer provides information security updates to the Bank’s board, the Compliance and Risk Management Committee and IT Committee at least quarterly. Information security training is provided to all directors, executive officers and employees annually.  The Company has also adopted a comprehensive Information Data and Cybersecurity Program which includes a detailed Incident Response plan in order to provide a structured and systemic incident response process for information security incidents that affect any of the information technology systems, network, or data of the Company. This Program is implemented and maintained by the Chief Information Security Officer and is subject to annual review by the Compliance and Risk Management Committee, approval by the Bank’s board, and is subject to annual audits by both the internal and external auditors.  The Incident Response plan is also tested each year utilizing different information security and cybersecurity scenarios.

See “BOARD OF DIRECTORS AND COMMITTEES” beginning on page 15 for more information on responsibilities of each of the Board Committees. Below is a chart depicting how each Board Committee assists the board in its risk oversight responsibilities:

Committee	Risk Oversight Responsibilities
Audit Committee	Responsible for assessing and overseeing areas of financial reporting, internal controls and compliance with accounting regulatory requirements.
Compensation Committee	Responsible for risks related to compensation policies and incentive programs.
Nominating and Governance Committee	Responsible for risks associated with board organization and membership, succession planning, and corporate governance.
Asset/Liability Committee	Responsible for risks associated with our exposure to fluctuations in interest rates and liquidity needs.
Compliance and Risk Management Committee

Responsible for overseeing the risk management infrastructure and addressing risk and strategy simultaneously, including consideration of risk appetite. In addition, responsible for monitoring risks, overseeing risk exposures and advising the board on risk strategy. Lastly, responsible for managing compliance with applicable laws and regulations.

IT Steering Committee

Responsible for overseeing information technology, information security, and cyber security risks faced by the Company and the Bank, and to ensure the IT infrastructure is sufficient to appropriately address these risks.

Notwithstanding that each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Communication with Directors

Any shareholder may communicate with our board, or any individual member or members of the Board, by directing communication to the Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102, together with a request to forward the communication to the intended recipient or recipients. In general, all shareholder communications delivered to the corporate secretary for forwarding to the Board or specified board members will be forwarded in accordance with the shareholder’s instructions. The corporate secretary, however, may not forward any abusive, threatening or otherwise inappropriate materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 15, 2022, information with respect to the holdings of Company voting securities of all persons which, according to filings with the SEC and the Company’s stock transfer records, may be beneficial owners of more than five percent (5%) of the outstanding Common Stock. The table also sets forth this information for each current director, each executive officer named in the 2021 Summary Compensation Table, and all of the Company’s directors, director nominees, and executive officers as a group, based, in the case of the directors, on information supplied by them.

Name of Beneficial Owner or Identity of Group (1)	Number of Shares Beneficially Owned (2)		Percentage of Ownership (2)

Current Directors
Vernon W. Hill, II	6,422,864	(3)	9.97%
Andrew B. Cohen	95,500	(4)	*
Lisa R. Jacobs	100,433	(5)	*
Harry D. Madonna	669,000	(6)	1.0%
Barry L. Spevak	176,832	(7)	*
Brian P. Tierney	234,746	(8)	*
Harris Wildstein	867,963	(9)	1.4%

Named Executive Officers Who are not Directors
Frank A. Cavallaro	190,065	(10)	*
Andrew J. Logue	241,395	(11)	*
Jay Neilon	203,000	(12)	*
Tracie A. Young	141,062	(13)	*

All directors and executive officers as a group (11 persons)	9,342,860		14.1%

5% Percent Beneficial Shareholders
Blackrock, Inc.	7,888,909	(14)	12.4%
Camden Asset Management, LP	6,499,974	(15)	9.3%
CPV Holdings, LLC	5,442,570	(16)	8.5%
Avery Conner Capital Trust	4,527,184	(17)	7.1%

_______________________________________

* Represents beneficial ownership of less than 1%.

(1)

Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102. The group of directors and executive officers was determined as of March 8, 2021.

(2)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Exchange Act of 1934. Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, common stock; and/or, (ii) investment power, which includes the power to dispose, or to direct the disposition, of common stock, is determined to be a beneficial owner of the common stock. All shares are subject to the named person’s sole voting and investment power unless otherwise indicated. Shares beneficially owned include shares issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of June 15, 2022. Shares beneficially owned also include shares issuable upon conversion of convertible securities which are currently convertible or which will be convertible within 60 days of June 15, 2022. Percentage calculations presume that the identified individual or group exercise or convert all of his, her or their respective options and convertible securities, and that no other holders of options exercise their options or convert their convertible securities. As of June 15, 2022, there were 63,753,722 shares of the Common Stock outstanding. Other than those persons listed in the table above, the Company is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of its Common Stock as of June 15, 2022.

(3)

Mr. Hill’s total includes 425,000 shares of Common Stock issuable subject to options which are currently exercisable. Also includes 2,295,666 shares held in multiple trusts of which Mr. Hill serves as a trustee and 500,000 shares held an IRA account controlled by his wife. Mr. Hill owns 50,000 shares of convertible preferred stock issued by the Company which are convertible into 416,667 shares of Common Stock. A restriction on conversion included in the preferred stock instrument prohibits conversion to the extent that such conversion would cause the holder to own or control 10% or more of the Common Stock outstanding. Accordingly, the calculation of the number of shares beneficially owned in the table does not include 23,000 shares of preferred stock which are currently convertible into 191,667 shares of Common Stock. The address of Mr. Hill is 14000 Horizon Way, Suite 100, Mt. Laurel, NJ 08054.

(4)

Mr. Cohen’s total includes 75,000 shares of Common Stock issuable subject to options which are currently exercisable. Andrew Cohen is the Co-founder and Chief Investment Officer of Cohen Private Ventures, LLC which may be deemed an affiliate of CPV Republic Investment, LLC, which holds shares of Common Stock as described in Footnote 17 below. Andrew Cohen does not have the power to vote on or dispose of such shares and accordingly does not beneficially own those shares.

(5)

Ms. Jacobs’ total includes 75,000 shares of Common Stock issuable subject to options which are currently exercisable and 1,000 shares of preferred stock which are currently convertible into 8,333 shares of common stock.

(6)	Mr. Madonna’s total includes 624,000 shares of Common Stock issuable subject to options which are currently exercisable.
(7)	Mr. Spevak’s total includes 135,000 shares of Common Stock issuable subject to options which are currently exercisable.
(8)	Mr. Tierney’s total includes 120,000 shares of Common Stock issuable subject to options which are currently exercisable.
(9)

Mr. Wildstein’s total includes 135,000 shares of Common Stock issuable subject to options which are currently exercisable. Also includes 19,083 shares in trust for his daughter, and 14,032 shares held by his wife.

(10)	Mr. Cavallaro’s total includes 153,000 shares of Common Stock issuable subject to options which are currently exercisable.
(11)	Mr. Logue’s total includes 203,500 shares of Common Stock issuable subject to options which are currently exercisable
(12)	Mr. Neilon’s total includes 153,000 shares of Common Stock issuable subject to options which are currently exercisable.
(13)	Ms. Young’s total includes 126,000 shares of Common Stock issuable subject to options which are currently exercisable.
(14)

Information is derived from a ______ filed with the SEC on ______ by BlackRock, Inc. The report states that BlackRock, Inc. had sole voting power over ______ common shares and sole dispositive power over _____ common shares as of ______. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(15)

Information is derived from a Schedule 13G filed with the SEC on February 9, 2021, by Camden Asset Management, LP and John Wagner. The report states that each of the reporting persons named in the filing had shared voting and shared dispositive power over 6,499,974 common shares issuable upon conversion of shares of convertible preferred stock as of December 31, 2021. The principal business office address of each reporting person is 2029 Century Park East, Suite 2010, Los Angeles, CA 90067.

(16)	Information is derived from a Form 13F filed with the SEC on February 14, 2022 by CPV Partners, LLC. The principal business office address is 72 Cummings Point Road, Stamford, CT 06902.
(17)

Information is derived from a Form 13D/A Amendment No. 17 filed with the SEC on June 10, 2022 by George E. Norcross, III, Avery Conner Capital Trust, Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson, Rose M. Guida, and Gregory B. Braca. The principal business office address is 350 Royal Palm Way, Suite 500, Palm Beach, FL 33480.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following sets forth certain information regarding the current executive officers of the Company and the Bank.

Vernon W. Hill, II, 76, has served as a director and Chairman of the Company since 2016. He was named to the additional roles of Chief Executive Officer of the Company and the Bank and Chairman of the Bank in February 2021. Mr. Hill was previously the chairman, chief executive officer and president of Commerce Bancorp, Inc. which he founded in 1973. He was also the chairman and founder of Metro Bank in the U.K. from 2010 until 2019.

Frank A. Cavallaro, 53, has served as an executive vice president and Chief Financial Officer of the Company and the Bank since February 2012.  Mr. Cavallaro had previously served as a senior vice president and Chief Financial Officer of the Company and the Bank since August 2009. Prior to joining the Company, Mr. Cavallaro, served as a vice president in the finance department for Commerce Bank, N.A. and its successor TD Bank, N.A., an American national bank, from September 1997 to August 2009.  Mr. Cavallaro, a certified public accountant, has more than twenty-five years of experience in the financial services industry and, prior to that, three years of experience in public accounting with Ernst & Young LLP.

Andrew J. Logue, 64, has served as president and chief operating officer of the Bank since May 2010. Mr. Logue had previously served as executive vice president and chief operating officer of the Bank since August 2008. Prior to joining the Bank, Mr. Logue, served as senior vice president/enterprise risk management for Commerce Bank, N.A. and its successor TD Bank, N.A., an American national bank, from March 1991 to August 2008. Mr. Logue served in various functions during his tenure at Commerce Bank, N.A.

Jay M. Neilon, 68, has served as an executive vice president and chief credit officer of the Bank since February 2012. Mr. Neilon had previously served as a senior vice president and chief credit officer of the Bank since December 2008. Prior to joining the Bank, Mr. Neilon, served as senior credit officer for Commerce Bank, N.A. and its successor TD Bank, N.A., an American National Bank, from July 1992 to December 2008. Prior to Commerce Bank, N.A., Mr. Neilon held various credit and lending positions with Fidelity Bank, Philadelphia, PA from September 1976 to July 1992.

Tracie A. Young, 52, has served as an executive vice president and chief risk officer of the Bank since February 2015. Ms. Young had previously served as a senior vice president and chief risk officer of the Bank since April 2010. Ms. Young has over 30 years of experience in the areas of risk management and compliance for financial institutions. Prior to joining the Bank, Ms. Young served in various internal audit, compliance and risk management roles for Harleysville National Bank and Trust Company, a Pennsylvania-based regional bank, from 1992 to 2010 including the Director of Risk Management and Director of Internal Audit positions.

Executive Compensation

The following table shows the annual compensation of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2021.  Collectively, these officers are referred to as our “named executive officers”.

2021 Summary Compensation Table

The following table shows the annual compensation of the Company’s named executive officers for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vernon W. Hill, II Chairman and Chief Executive Officer (3)	2021	403,846	-	110,220	-	-	8,405	522,471
Harry D. Madonna President and Chairman Emeritus (4)	2021 2020 2019	455,577 330,961 415,000	- - -	110,220 - -	- 92,000 223,000	56,503 61,350 167,000	55,330 150,237 64,955	677,630 634,548 869,955
Frank A. Cavallaro Chief Financial Officer (5)	2021 2020 2019	354,231 342,692 320,769	75,000 10,000 50,000	83,500 - -	- 36,800 90,000	- - -	31,805 30,555 29,914	544,535 420,047 490,683
Andrew J. Logue Chief Operating Officer (6)	2021 2020 2019	483,000 448,077 465,384	75,000 10,000 60,000	83,500 - -	- 112,500 112,500	- - -	40,973 38,440 36,477	682,473 542,517 674,361
Jay Neilon Chief Credit Officer (7)	2021 2020 2019	324,692 327,115 312,692	60,000 10,000 50,000	45,090 - -	- 36,800 90,000	- - -	29,889 29,028 29,500	459,671 402,943 482,192
Tracie A. Young Chief Risk Officer (8)	2021 2020 2019	309,692 311,538 290,769	60,000 - 50,000	45,090 - -	- 36,800 90,000	- - -	23,400 23,861 22,862	438,182 372,199 453,631

(1)	Reflects the grant date fair value of restricted stock units (“RSUs”) which were granted in February 2021 pursuant to the terms of the 2014 Equity Incentive Plan. The RSUs granted to Mr. Hill and Mr. Madonna vest in full on the one-year anniversary date of the grant. The RSUs granted to Messrs. Cavallaro, Logue, Neilon and Ms. Young vest ratably in four equal installments each year on the anniversary date of the grant.
(2)

The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718. We will include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements that will be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)

Mr. Hill was named to the role of Chief Executive Officer and became an employee of the Company in February 2021. In 2021, all other compensation for Mr. Hill includes $8,405 of automobile and transportation allowance.

(4)

Mr. Madonna served as the Company’s Chief Executive Officer through February 2021 at which time he transitioned to the role of President and Chairman Emeritus of the Company. In 2021, all other compensation for Mr. Madonna includes $32,481 of automobile and transportation allowance, $5,640 for a club membership, $5,809 for Company paid supplemental long-term disability policy premiums, and $11,400 in matching contributions made to Mr. Madonna’s 401(k) plan account.

(5)	In 2021, all other compensation for Mr. Cavallaro includes $20,405 of automobile and transportation allowance and $11,400 in matching contributions made to Mr. Cavallaro’s 401(k) plan account.
(6)

In 2021, all other compensation for Mr. Logue includes $22,805 of automobile and transportation allowance, $6,768 for a club membership, and $11,400 in matching contributions made to Mr. Logue’s 401(k) plan account.

(7)	In 2021, all other compensation for Mr. Neilon includes $18,489 of automobile and transportation allowance and $11,400 in matching contributions made to Mr. Neilon’s 401(k) plan account.
(8)	In 2021, all other compensation for Ms. Young includes $12,000 of automobile and transportation allowance and $11,400 in matching contributions made to Ms. Young’s 401 (k) plan account.

Grants of Plan-Based Awards in 2021

The following table sets forth information concerning the grant of plan-based awards to the Company’s named executive officers during the year ended December 31, 2021.

Name	Grant Date	All Other Stock Awards: Number of Units (1) (#)	Grant Date Fair Value of Stock Awards ($)
Vernon W. Hill, II	February 18, 2021	33,000	$ 110,220
Harry D. Madonna	February 18, 2021	33,000	$ 110,220
Frank A. Cavallaro	February 18, 2021	25,000	$ 83,500
Andrew J. Logue	February 18, 2021	25,000	$ 83,500
Jay M. Neilon	February 18, 2021	13,500	$ 45,090
Tracie A. Young	February 18, 2021	13,500	$ 45,090

The Company’s compensation committee authorized the granting of Restricted Stock Units (“RSUs”) as shown in the table above. RSUs issued to Mr. Madonna represented the equivalent of annual grant of equity awards as set forth in his employment agreement.  Vesting provisions are set forth in the Outstanding Equity Awards table included on pages 29 through 30.

(1)

Restricted stock units (RSUs) granted to Mr. Hill and Mr. Madonna vest in full on the one-year anniversary date of the grant, February 18, 2022. RSUs granted to Mr. Cavallaro, Mr. Logue, Mr. Neilon and Ms. Young vest in four equal annual installments beginning February 18, 2022, the first anniversary date of the grant.

Description of Employment Agreements

Employment Agreement with Mr. Madonna.  The Company, the Bank and Mr. Madonna are parties to an amended employment agreement dated as of March 1, 2021 (the “2021 agreement” or the “agreement”), which superseded in its entirety the employment agreement dated March 10, 2017, as previously amended (the “prior employment agreement”).  Mr. Madonna consented to the change in officer position in February 2021 from president and Chief Executive Officer to president and Chairman Emeritus of the Company and agreed that such change would not constitute a Termination Event within the meaning of the prior employment agreement or otherwise violate the terms of the prior employment agreement. The 2021 agreement provides for extensions on each annual anniversary date to continue through the end of the then-current Term, plus an additional one-year period, unless either party provides written notice that such party desires to terminate the agreement prior to the anniversary date of the effective date and each anniversary date thereafter. The Company and the Bank may also terminate Mr. Madonna’s employment at any time for specified events of “good reason” (as defined in the agreement).  Mr. Madonna may terminate the 2021 agreement with six months prior notice. Mr. Madonna may also terminate the agreement for specified events of “good cause” (as defined in the agreement). In February 2022, following the approval of a majority of the members of the Compensation Committee, the Company and the Bank provided written notice to Mr. Madonna of their intention to not renew his employment agreement. As a result of this notice, the agreement will terminate in accordance with its terms on February 28, 2023.

Mr. Madonna’s annual base salary under the 2021 agreement was set at $415,000 effective March 1, 2021. Mr. Madonna is eligible to receive annual increases in base salary at the sole discretion of the compensation committee of the Company after taking into account criteria determined in advance by the compensation committee, and bonuses based on a percent of annual base salary in the sole discretion of the compensation committee upon achievement of established criteria. Any additional compensation may be granted in the form of equity-based awards to align his interests with those of the Company’s shareholders.

The 2021 amended employment agreement also provides for the annual issuance of options to Mr. Madonna to purchase not less than 100,000 shares of Common Stock (or an equivalent value in restricted stock or stock units) effective March 1, 2021 and continuing annually thereafter so long as Mr. Madonna remains employed under the terms of the agreement. Option grants will be based on meeting or exceeding criteria established from year to year by the committee charged with the responsibility for making grants under the Company’s stock incentive plan. Such options, restricted stock or stock units will vest one year after the date of grant or earlier upon the occurrence of either a Change in Control (as defined in the agreement) or a Termination Event (as defined in the agreement) and will be granted at a per share exercise price equal to fair market value of the stock on the date of grant.

Mr. Madonna will also be entitled to certain other customary perquisites, including use of an automobile and reimbursement of related operating expenses, health and disability insurance available to all employees, and reimbursement for travel, entertainment and club dues and expenses. Under the agreement, the Company and the Bank also agree to reimburse Mr. Madonna for the cost of term life insurance policies providing a death benefit in the amount of $4.0 million. The cost to the Company of such life insurance policies from and after March 1, 2021, will reduce, on a dollar-for-dollar basis, the severance payment payable to Mr. Madonna described below.

Mr. Madonna’s agreement provides for certain severance and change in control benefits. In the event of termination of Mr. Madonna’s employment for any reason, including a merger or sale of the Company or the Bank or transfer of a majority of the stock of the Company or the Bank (any one of which shall be considered a “Change in Control”) or failure by the Company and the Bank to continue his employment at the termination of the agreement or any subsequent employment agreement, or if Mr. Madonna is not elected a member of the boards of directors of the Company or the Bank or upon agreement that Mr. Madonna is to transition from service as President and Chairman Emeritus to service as a non-employee director of the Company and the Bank (each a “Termination Event”), Mr. Madonna would be entitled to receive a severance payment in the amount of $1.6 million, and five years of continued health benefits. Mr. Madonna would not be entitled to any severance or other payments in the event that his employment terminates for cause, resignation by him without good cause, or as a result of his death. Subject to compliance with Section 409A of the Internal Revenue Code, all severance payments are to be made in a lump sum within 30 days after the applicable termination event.

In the event of a merger or sale or transfer of a majority of the stock of the Company or the Bank while Mr. Madonna remains employed by the Company and the Bank or remains serving as a director (or within one year after Mr. Madonna ceases to provide any services to either the Company or the Bank in any capacity), he will be entitled, in addition to any other compensation payable to him under the agreement, to a transaction bonus in an amount determined by the compensation committees of the Company and the Bank, which amount cannot be less than $1.0 million. The transaction bonus is payable within 30 days following consummation of the transaction giving rise to payment of such bonus.

The agreement provides for non-disclosure by Mr. Madonna of any confidential information relating to the business of the Company or the Bank during or after the period of his employment, except in the course of employment related duties. In the event that the amounts and benefits payable under the agreement are such that Mr. Madonna becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Madonna will be entitled to receive a tax gross-up payment to reimburse him for the amount of such excise taxes. He will also receive a tax gross-up payment for certain other taxes payable by him with respect to certain perquisites under the agreement.

Employment Agreements with Messrs. Logue, Cavallaro and Neilon and Ms. Young. On July 14, 2015, the Bank entered into employment agreements with each of Andrew J. Logue, President and Chief Operating Officer of the Bank; Frank A. Cavallaro, Executive Vice President and Chief Financial Officer of the Company and the Bank; Jay M. Neilon, Executive Vice President and Chief Credit Officer of the Bank; and Tracie A. Young, Executive Vice President and Chief Risk Officer of the Bank. Each of the employment agreements is for a one-year term commencing on July 1, 2015, with annual renewals thereafter absent notice of non-renewal by either party at least six months prior to an annual renewal date.

Under the employment agreements, each executive officer is entitled to receive a specified annual base salary and is eligible to participate in other compensation plans or programs maintained by the Company or the Bank for senior executive officers, including stock compensation, retirement, savings and similar plans. Each executive officer is also able to earn an annual bonus based on criteria established by the compensation committee of the Board.

In the event of termination of an executive officer’s employment, including resignation by the officer for specified events of “good reason” or a failure to continue an officer’s employment at termination of the employment agreement, the officer would be entitled to receive a lump-sum payment equal to two times the officer’s base salary in effect immediately prior to termination (the “Severance Payment”). If the executive’s employment is terminated as a result of, or in contemplation of, a change in control of the Company, the executive would be entitled to receive the Severance Payment unless the executive accepts a position after the change of control in the surviving company. No severance is payable in the event of termination of an executive’s employment for specified events of “cause,” or as a result of an executive’s death, disability or resignation without good reason.

The employment agreements include customary provisions relating to non-competition and non-solicitation of customers and employees for a period of twelve months following termination of employment. The employment agreements replace and supersede any prior employment or change in control agreements to which any of the executive officers were a party.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by the Company’s named executive officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Vernon W. Hill, II	25,000	-		2.95	5/10/23	-	-
	100,000	-		8.00	2/28/27	-	-
	100,000	-		8.40	2/22/28	-	-
	100,000	-		6.60	2/19/29	-	-
	-	100,000	(1)	3.01	2/27/30	-	-
	-	-		-	-	33,000	122,760
Harry D. Madonna	12,000	-		1.95	2/28/22	-	-
	12,000	-		2.69	3/13/23	-	-
	12,000	-		3.68	2/28/24	-	-
	100,000	-		3.55	3/12/25	-	-
	100,000	-		3.99	2/23/26	-	-
	100,000	-		8.00	2/28/27	-	-
	100,000	-		8.40	2/22/28	-	-
	100,000	-		6.60	2/19/29	-	-
	-	100,000	(1)	3.01	2/27/30	-	-
	-	-		-	-	33,000	122,760
Frank A. Cavallaro	15,000	-		1.95	2/28/22	-	-
	12,000	-		2.69	3/13/23	-	-
	12,000	-		3.68	2/28/24	-	-
	12,000	-		3.55	3/12/25	-	-
	12,000	-		3.99	2/23/26	-	-
	25,000	-		8.00	2/28/27	-	-
	22,500	7,500	(2)	8.40	2/22/28	-	-
	20,000	10,000	(3)	6.60	2/19/29	-	-
	10,000	30,000	(4)	3.01	2/27/30	-	-
	-	-		-	-	25,000	93,000

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Andrew J. Logue	15,000	-		1.95	2/28/22	-	-
	12,000	-		2.69	3/13/23	-	-
	12,000	-		3.68	2/28/24	-	-
	12,000	-		3.55	3/12/25	-	-
	15,000	-		3.99	2/23/26	-	-
	50,000	-		8.00	2/28/27	-	-
	30,000	10,000	(2)	8.40	2/22/28	-	-
	25,000	25,000	(3)	6.60	2/19/29	-	-
	12,500	37,500	(4)	3.01	2/27/30	-	-
	-	-		-	-	25,000	93,000
Jay Neilon	15,000	-		1.95	2/28/22	-	-
	12,000	-		2.69	3/13/23	-	-
	12,000	-		3.68	2/28/24	-	-
	12,000	-		3.55	3/12/25	-	-
	12,000	-		3.99	2/23/26	-	-
	25,000	-		8.00	2/28/27	-	-
	22,500	7,500	(2)	8.40	2/22/28	-	-
	20,000	20,000	(3)	6.60	2/19/29	-	-
	10,000	30,000	(4)	3.01	2/27/30	-	-
	-	-		-	-	13,500	50,220
Tracie A. Young	15,000	-		1.95	2/28/22	-	-
	12,000	-		2.69	3/13/23	-	-
	3,000	-		3.55	3/12/25	-	-
	6,000	-		3.99	2/23/26	-	-
	25,000	-		8.00	2/28/27	-	-
	22,500	7,500	(2)	8.40	2/22/28	-	-
	20,000	20,000	(3)	6.60	2/19/29	-	-
	10,000	30,000	(4)	3.01	2/27/30	-	-
	-	-		-	-	13,500	50,220

(1)	Options vest and become exercisable on February 27, 2022.
(2)	Options vest and become exercisable in four equal annual installments beginning February 22, 2019, the first anniversary date of the grant.
(3)	Options vest and become exercisable in four equal annual installments beginning February 19, 2020, the first anniversary date of the grant.
(4)	Options vest and become exercisable in four equal annual installments beginning February 27, 2021, the first anniversary date of the grant.
(5)

Restricted stock units (RSUs) granted to Mr. Hill and Mr. Madonna vest in full on the one-year anniversary date of the grant, February 18, 2022. RSUs granted to Mr. Cavallaro, Mr. Logue, Mr. Neilon and Ms. Young vest in four equal annual installments beginning February 18, 2022, the first anniversary date of the grant.

(6)	The market value realized upon vesting was calculated using the closing price of Common Stock ($3.72 per share) on December 31, 2021.

Option Exercises and Stock Vested in 2021

There were no exercises of outstanding stock options or vesting of stock awards for the Company’s named executive officers during the year ended December 31, 2021.

Pension Benefits at December 31, 2021

In 1992, the Company adopted a supplemental retirement plan for non-employee directors. The plan was frozen to new participants in 1992, but the Company continues to maintain the plan for participants who served as non‑employee directors in 1992. At that time, Mr. Madonna was a non‑employee director and he continues to be a participant in the plan. The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of December 31, 2021, as described below. The plan provides for a retirement benefit of $25,000 per year for ten years, which payments may begin at the later of actual retirement date or 65 years of age. Mr. Madonna has reached 65 years of age and the amount shown in the table below represents the present value of the accumulated benefit amount necessary to fund $25,000 annual payments over a ten year period commencing December 31, 2021, which was the end of the Company’s most recently completed fiscal year. Present value was calculated using a 4% discount rate.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit (1)($)	Payments During Last Fiscal Year ($)
Harry D. Madonna	Amended and Restated Supplemental Retirement Plan	29	210,883	-

(1)

Mr. Madonna’s years of credited service and the present value of his accumulated benefit were determined as of December 31, 2021, which is the same pension plan measurement date that the Company used for financial statement reporting purposes with respect to its audited financial statements for the fiscal year ended December 31, 2021. Years of credited service reflect the number of years since the plan was adopted.

Nonqualified Deferred Compensation at December 31, 2021

The Company maintains a deferred compensation plan for the benefit of certain officers and directors. In 2009, the compensation committee prohibited any additional individuals from participating in the plan. Mr. Madonna is the only named executive officer who is an eligible participant. The plan permits participants to make elective contributions to their accounts, subject to applicable provisions of the Internal Revenue Code. In addition, the Company may make discretionary contributions to participant accounts. Company contributions are subject to vesting, and generally vest three years after the end of the plan year to which the contribution applies, subject to acceleration of vesting upon certain changes in control (as defined in the plan) and to forfeiture upon termination for cause (as defined in the plan). Participant accounts are adjusted to reflect contributions and distributions, and income, gains, losses, and expenses as if the accounts had been invested in permitted investments selected by the participants, including Common Stock. The plan provides for distributions upon retirement and, subject to applicable limitations under the Internal Revenue Code, limited hardship withdrawals.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Harry D. Madonna	-	-	56,503	-	897,092

(1)

Mr. Madonna’s deferred compensation account is credited with gains, losses and expenses as if it had been invested in shares of a private equity fund as allowed by the plan. The amount reported is also included in the Summary Compensation Table.

(2)	The Company contributions to the deferred compensation plan vested over a three-year period as defined in the plan. At December 31, 2021, the aggregate balance of $897,092 was fully vested.

Potential Payments Upon Termination or Change in Control

Termination or Change in Control Provisions in Agreements. The Company and the Bank are parties to employment agreements that provide severance benefits to the named executive officers under certain circumstances in the event of termination of their employment, including as a result of a change in control of the Company or the Bank. For a description of such agreements, see “Description of Employment Agreements.”

Termination or Change in Control Provision in Deferred Compensation Plan. Our deferred compensation plan provides that:

●	a participant is 100 percent vested as to amounts voluntarily deferred by the participant; and

●	any company contributions will be 100 percent vested upon a “change of control” (as defined in the deferred compensation plan).

A participant’s benefits in the deferred compensation plan are payable as soon as practicable following a termination of employment from the Company. Mr. Madonna is the only named executive officer who is an eligible participant in the deferred compensation plan.

Change in Control Provisions in the Company’s Equity Compensation Plans. The Company’s equity compensation plans each provide that all outstanding stock options become immediately exercisable upon a change of control of the Company (as defined in the Plans). The Plans also provide that upon a change of control of the Company, all restrictions on the transfer of restricted shares granted under the Plans which have not been forfeited prior to such date shall lapse.

The following table shows the estimated amount of payments and benefits that would be provided by the Company to the named executive officers under the plans and agreements described above, that were in effect as of December 31, 2021, assuming their employment was terminated as of December 31, 2021, for various reasons as described below.

Reason for Termination of Employment

Name of Officer and Nature of Payment	Termination by Executive for Cause or Termination by Us Without Cause	Death	Disability	Termination by Us Without Cause or Termination by Executive for Cause in Connection with Change in Control	Transition from Executive Officer to Non- Employee Board Member
Vernon W. Hill, II Total cash payment (1) Acceleration of stock and option awards (4) Cost of continuation of benefits Total	$ 1,500,000 - 25,786 $ 1,525,786	$ 1,500,000 - - $ 1,500,000	$ 386,333 193,760 - $ 562,093	$ 2,307,942 193,760 25,786 $ 2,527,488	$ - - - $ -
Harry D. Madonna Total cash payment (2) Acceleration of stock and option awards (4) Cost of continuation of benefits Total	$ 2,697,975 - 66,001 $ 2,763,975	$ 1,107,975 - - $ 1,107,975	$ 2,697,975 - 66,001 $ 2,763,975	$ 5,135,300 193,760 66,001 $ 5,395,061	$ 1,590,000 - 66,001 $ 1,656,001
Andrew J. Logue Total cash payment (3) Acceleration of stock and option awards (4) Cost of continuation of benefits Total	$ 960,000 - - $ 960,000	- - - -	- - - -	$ 960,000 119,625 - $ 1,079,625	- - - -
Jay Neilon Total cash payment (3) Acceleration of stock and option awards (4) Cost of continuation of benefits Total	$ 654,000 - - $ 654,000	- - - -	- - - -	$ 654,000 71,520 - $ 725,520	- - - -
Frank A. Cavallaro Total cash payment (3) Acceleration of stock and option awards (4) Cost of continuation of benefits Total	$ 720,000 - - $ 720,000	- - - -	- - - -	$ 720,000 114,300 - $ 834,300	- - - -
Tracie A. Young Total cash payment (3) Acceleration of stock and option awards (4) Cost of continuation of benefits Total	$ 624,000 - - $ 624,000	- - - -	- - - -	$ 624,000 71,520 - $ 695,520	- - - -

(1)

Represents amounts payable in accordance with the terms of Mr. Hill’s employment agreement including an amount equal to three times Mr. Hill’s base salary in effect immediately prior to termination. The total cash payment due in connection with a change in control also includes reimbursement of certain excise taxes that may become payable in connection with this termination payment. The amount payable as a result of termination due to a permanent disability is calculated assuming that Mr. Hill receives on a monthly basis an amount equal to 70% of his base salary through the end of the current term of his employment agreement after consideration of standard employer-provided disability benefits.

(2)

Represents amounts payable in accordance with terms of employment agreement including a fixed sum equal to $1.59 million as consideration for Mr. Madonna’s services to the Company prior to termination. Also includes $897,092, representing benefits payable under the deferred compensation plan, and $210,883, representing the present value of Mr. Madonna’s supplemental retirement benefits, or ten annual payments of $25,000 each, determined using a 4% discount rate. The total cash payment due in connection with a change in control includes a transaction bonus in the amount of $1.0 million plus reimbursement of certain excise taxes that may become payable in connection with this termination payment. In lieu of annual supplemental retirement benefit payments, Mr. Madonna may elect to receive an assignment of a life insurance policy, which had a cash surrender value of $263,564 at December 31, 2021. The amounts detailed above are payable within 30 days of a termination event.

(3)

Represents a lump sum severance payment due in accordance with employment agreement in an amount equal to two times the Executive’s annual base salary in effect immediately prior to termination. The amount is payable within 30 days of a termination event or in connection with a change in control unless the Executive accepts a position with the surviving company after a change in control.

(4)

Amount represents the value of accelerated vesting of unexercisable stock options and restricted stock units. The value of stock options that become vested is based on the difference between the price of our common stock on an assumed termination date of December 31, 2021 ($3.72) and the exercise price of all unexercisable stock options listed in the “Outstanding Equity Awards at December 31, 2021” table in this information statement.

Termination of employment by an executive officer without cause or termination by the Company with cause would not result in any payments or continuation of benefits to the executive officers in the table above.

Chief Executive Officer Pay Ratio Disclosure

The following pay ratio information is provided in accordance with the requirements of Item 402(u) of Regulation S-K of the Exchange Act.

For fiscal 2021, the Company’s last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than the Chief Executive Officer) was $55,192; and

•	the annual total compensation of the Company’s Chief Executive Officer, Vernon W. Hill, II, was $618,625.

Based on this information, the ratio for 2021 of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees is 11 to 1.

The following steps were taken to determine the annual total compensation of the median employee and the Chief Executive Officer:

•

As of December 31, 2021, the employee population consisted of approximately 514 individuals, including full time, part time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with calendar year end and allowed identification of employees in a reasonably efficient manner.

•

For purposes of identifying the median employee from our employee population base, wages from our internal payroll records for the twelve-month period ended December 31, 2021 were used. These wages were consistent with amounts reported to the Internal Revenue Service on Form W-2 for fiscal 2021. Consistent with the calculation of the Chief Executive Officer’s annual compensation, other elements of employee compensation were considered and added, if applicable when calculating the annual total compensation for all employees.

•

In addition, the compensation of approximately 60 full time or part time employees who were hired during 2021 and employed on December 31, 2021 was annualized. No full-time equivalent adjustments were made for part time employees, of which there were approximately 20.

•

The median employee was identified using this compensation measure and methodology, which was consistently applied to all employees. The amounts reported in the 2021 Summary Compensation Table for named executive officers was used for the total annual compensation of the Chief Executive Officer. The salary amount reported in this table was annualized to reflect a full year’s compensation for the purpose of calculating the pay ratio disclosure.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Spevak (chair) and Flocco and Ms. Jacobs served as members of the compensation committee. None of the members of the compensation committee are a present or past employee or officer of the Company. None of the members of the compensation committee have had and/or maintain related party transactions with the Company that are required to be reported under Item 404 of Regulation S-K.

Director Compensation

The following table sets forth information regarding compensation paid by the Company to its non‑employee directors during 2021.

Director Compensation in 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total ($)
Andrew B. Cohen	59,500	28,390	-	87,890
Theodore J. Flocco, Jr.	95,500	28,390	-	123,890
Vernon W. Hill II (2)	43,333	-	-	43,333
Lisa R. Jacobs, Esq.	68,750	28,390	-	97,140
Barry L. Spevak	85,500	28,390	38,513	152,403
Brian Tierney, Esq.	55,500	28,390	-	83,890
Harris Wildstein, Esq.	77,750	28,390	28,703	134,843

(1)

The amount shown is the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. Each of the non-employee directors in the table above, with the exception of Mr. Hill, received a grant of 8,500 restricted stock units (RSUs) on February 18, 2021. Each of the RSUs vest in full on the one-year anniversary date of the grant, subject to acceleration upon consummation of a change in control.

(2)	Mr. Hill’s services agreement (described in the section entitled “Services and Employment Agreements with Chairman and Chief Executive Officer” below) provided for aggregate compensation of $360,000 on an annual basis for all of the services he provided under the Services Agreement as Chairman of the Board. In February 2021, Mr. Hill was named to the additional role of Chief Executive Officer and entered into an employment agreement. The fees reflected in the table above represent payments made during the months of January and February 2021 under the Services Agreement while he served only as Chairman. All compensation, including equity awards, received under his new employment agreement are reported in the 2021 Summary Compensation Table for all named executive officers.

At December 31, 2021, each of the non-employee directors in the table above held the following aggregate number of option awards and restricted stock awards:

Name	Option Awards	Stock Awards
Andrew B. Cohen	75,000	8,500
Theodore J. Flocco, Jr.	140,000	8,500
Lisa R. Jacobs, Esq.	75,000	8,500
Barry L. Spevak	140,000	8,500
Brian Tierney, Esq.	140,000	8,500
Harris Wildstein, Esq.	140,000	8,500

Employee directors receive no additional compensation for their service on the board. During 2021, non‑employee directors received a $12,500 quarterly retainer fee. The audit committee chair received an annual fee of $20,000 for serving as the chairman of the committee during 2021 and $2,000 for each committee meeting attended. The other members of the audit committee received $1,500 for each committee meeting attended. The chair of all other Board committees received an annual fee of $3,000 for serving as a committee chairman during 2021 and each member of those committees received $1,000 for every committee meeting attended.

Certain non‑employee directors, namely Messrs. Spevak and Wildstein, are also eligible to participate in a nonqualified deferred compensation plan.  Their deferred compensation accounts are credited with gains, losses and expenses as if they had been invested in the common stock of the Company and shares of certain publicly traded mutual funds as allowed by the plan.  The gains credited to their deferred compensation accounts during 2021 are reflected in the Director Compensation table above.

Services and Employment Agreements with Chairman and Chief Executive Officer

On March 9, 2017, the Company entered into an agreement with Vernon W. Hill, II regarding his provision of services to the Company as Chairman of the Board (the “services agreement”).  The initial term of the agreement was a five-year period commencing on March 9, 2017.  In addition to his position as Chairman of the Board, Mr. Hill became Chief Executive Officer of the Company and the Bank and Chairman of the Board of the Bank in February 2021. Accordingly, the Company and Mr. Hill entered into a new employment agreement (the “employment agreement”), which replaced the existing services agreement, effective as of March 1, 2021, to reflect the changes in Mr. Hill’s duties and positions.

Under the services agreement, Mr. Hill served as Chairman of the Board, to preside over all meetings of the Board and shareholders, and perform such other functions as required of a public company board chairman and such other duties as the Board may require, which he did through February of 2021.  For services under the agreement, Mr. Hill was entitled to receive base compensation of not less than $360,000 per year, and to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation plans at any time in effect that are made generally available to directors and executive officers of the Company.

Under the new employment agreement, Mr. Hill is entitled to receive base compensation of not less than $490,000 per year, and to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation plans at any time in effect that are made generally available to directors and executive officers of the Company. The employment agreement is for a two-year term and is extended on each annual anniversary date to provide for a two-year term unless either party provides written notice that such party desires to terminate the agreement prior to an annual anniversary date. The Company may terminate Mr. Hill’s services under the agreement at any time with or without “cause” (as defined in the agreement). In the event of a termination by the Company for cause, Mr. Hill would be entitled to any prorated portion of his compensation through the termination date and the Company would have no further obligations under the agreement. In the event that the Company terminates Mr. Hill’s services without cause, the Company would be required to pay Mr. Hill, a lump-sum severance payment equal to three times his base salary plus a continuation of specified benefits for a period of one year. The Company may also terminate the agreement for permanent disability, in which case Mr. Hill would receive a portion of his compensation for the balance of the remaining term of the agreement offset by any disability payments due to Mr. Hill under any company-sponsored disability plan. In the event of death, Mr. Hill’s estate would be entitled to a death benefit equal to three times compensation.

Mr. Hill may voluntarily terminate his services under the employment agreement for specified events of “good reason” occurring within three years after a change in control of the Company. In the event of Mr. Hill’s voluntary termination for any of such events of good reason following a change in control of the Company, he would be entitled to a lump-sum severance payment equal to three times his base salary plus a continuation of specified benefits for a period of one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Bank has made, and expects to continue to make in the future, loans to directors and executive officers of the Company and the Bank, and to their immediate family members, and to firms, corporations, and other entities in which they and their immediate family members maintain interests. None of such loans are nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company entered into a services agreement with Mr. Hill, dated March 9, 2017, regarding his provision of services to the Company as Chairman of the Board.  Effective as of March 1, 2021, the Company entered into a new employment agreement with Mr. Hill to reflect his additional position as Chief Executive Officer.  The new agreement replaces in its entirety, the prior services agreement with Mr. Hill that was initially entered into on March 9, 2017. For a description of Mr. Hill’s services agreement and the replacement employment agreement with the Company, see “Services and Employment Agreements with Chairman and Chief Executive Officer” on page 37.

Mr. Hill is Chairman of the Board, the Chief Executive Officer, and a beneficial owner of more than five percent of the outstanding Common Stock.  Accordingly, he and his wife are considered related persons. Pursuant to the agreements described above, Mr. Hill received $43,333 during 2021 and $260,000 during 2020 as compensation under his services agreement for his role on the Board. In addition, we paid $667,000 and $390,000 during 2021 and 2020, respectively, to InterArch, Inc., a company that is wholly-owned by Mr. Hill’s wife, for marketing, graphic design, architectural, and project management services.  We also paid $177,000 per year during 2021 and 2020 to Glassboro Properties, LLC related to a land lease agreement for our Glassboro store.  Mr. Hill has an ownership interest in Glassboro Properties LLC, which is a commercial real estate firm.

We paid $120,000 per year during 2021 and 2020, to Brian Communications for public relations services. Brian Tierney, a member of the Board, is the chief executive officer of Brian Communications, a strategic communications agency.

Please refer to the proxy statement filed by Driver Management Company LLC for information with regard to their respective nominees. You can access these proxy statements, and any other relevant documents, without cost on EDGAR at www.sec.gov.

Review, approval or ratification of transactions with related persons

All transactions, including arrangements and relationships, with related persons that are required to be disclosed pursuant to Item 404 of SEC Regulation S‑K are approved by our Board excluding interested parties. Extensions of credit to insiders, including related persons, are made pursuant to a written policy designed to ensure compliance with Federal Reserve Board Regulation O, the primary federal banking regulation which governs extensions of credit to insiders, and is applicable to the Bank.

ENVIRONMENTAL, SOCIAL, DIVERSITY, EQUITY AND INCLUSION HIGHLIGHTS

As a publicly traded, community oriented financial institution, it is incumbent upon the Company to assure that its operations are conducted in a manner that is both consistent with environmental preservation and supportive of the entire community in which it operates.

Environmental Commitments

While the Company does not have a formal environmental policy because the nature of its operations does not result in a direct, material impact on the environment, the Company strives to operate in a manner that is environmentally friendly when building or renovating our stores by utilizing materials intended to leave as small a carbon footprint as economically feasible. Additionally, through the Bank’s credit portfolio, the Company has strived to focus its efforts on companies that also operate in an environmentally favorable manner.

Social Commitments

As part of the Company’s focus on social sustainability, the Bank maintains a Community Reinvestment Act Committee (the “CRA Committee”), whose mission it is to positively impact the communities in which we live and work by focusing on certain core initiatives, including financial empowerment; education; diversity and inclusion; volunteerism; and health and wellness.

Below are some of the initiatives and events we are proud to highlight for 2021:

●	Flexible Lending Programs – The Bank participates in several flexible loan programs which offer access to credit to underserved members of the community including:
o

Philadelphia Neighborhood Home Preservation Loan Program – The Bank became one of only two lenders to partner with the City of Philadelphia to offer community homeowners with low-interest loans to restore, repair, and renew their homes;

o

PHFA K-Fit and NJHMFA Down Payment Assistance Loan Programs – Our participation in these programs allows us to provide qualified borrowers with forgivable second loans to help offset down payments and closing costs;

o

Federal Housing Administration (FHA) Programs – The Bank participates in the FHA’s 203(b) and 203(K) Rehabilitation Programs, as well as the FHA’s First Front Door Program which provides qualified first-time homebuyers with grant money towards their down payment and/or closing costs;

o

FHLB Pittsburgh First Front Door and Affordable Housing Programs – The Bank participates in the First Front Door Program for qualified first-time homebuyers, which provides grants towards down payments and closing costs, while the Affordable Housing Program finances the development affordable housing projects to help benefit our communities in Pennsylvania; and

o	We continue to offer Fannie Mae HomeReady, NJHMFA Homeward Bound, VA, USDA, and SBA loans.
●	Financial Literacy – We promote financial literacy through a number of education programs including:
o

Our Money Zone Program, which offers learning-level appropriate financial education classes and webinars for all members of the community (Pre-K through elder care), as delivered through our partnerships with local schools and community centers;

o

Our participation in the Camden Future Bankers Camp, which offers high school students a discussion in career development and introduced them to the student banking experience, which educated them on opening and maintaining a bank account;

o	Our tax preparation and educational programs with CEIBA; and
o	Our small business lending and entrepreneurial education initiatives through our partnerships with organizations such as Entrepreneur Works of Philadelphia and The Enterprise Center.
●

Supporting Education – We have supported various educational institutions through EITC for over $90,000 in 2021. In addition, the Bank offers tuition reimbursement to its employees in order to foster and promote continuing education internally.

●

Supporting Non-Profits and Community Reinvestments (CRA): We contributed over $420,000 in 2021 to community organizations and charities through sponsorships and contributions to 501(c)(3) programs, which includes over $300,000 in sponsorship and contributions, as well as over $120,000 in CRA grants.

●	Supporting Empowerment – We supported empowerment of underserved populations in several ways including:
o	Partnering with the City of Philadelphia’s BankOn Program to provide safe and affordable banking services (including deposit accounts) to underbanked and underserved community members;
o

Partnering with the Women’s Opportunities Resource Center (WORC) to provide a Family Savings Accounts (FSA) program to promote social and economic self-sufficiency for economically disadvantaged women and their families;

o

Partnering with Bottomless Closet in New York City to host a clothing drive, offer career coaching, interview preparation, and resume feedback to women seeking employment. In addition to serving as partner, the Bank was proud to offer full-time employment to one of Bottomless Closet’s clients in 2021; and

o

We partnered with schools in Camden, NJ (LEAP Academy and St. Joseph Pro-Cathedral) to present the “Be All You Can Be” presentation to high school students predominantly from low- to moderate-income neighborhoods.

●	Supporting Health and Wellness – In 2021, we engaged in the following initiatives promoting health and wellness:
o	Our partnership with Girls on the Run Philadelphia to sponsor their efforts to train young girls to build social, emotional and physical skills, while encouraging healthy habits for life;
o

Our partnership with Manna to help provide nutritious meals for individuals in the greater Philadelphia area who are suffering from serious illness and who are at nutritional risk due to disease or treatment or disease;

o

The Bank partners with Humana, our EAP, program to offer counseling opportunities for all employees and any member of an employee’s household. Information is available 24/7 through Humana’s interactive website where videos and articles are available, as well a free telephone service to connect employees and family members to counselors specializing in a variety of mental health challenges. In 2021 Humana also focused attention on COVID-19 related stress with special articles and videos available to all employees; and

o

The Summer of 2021 encouraged wellbeing both onsite and virtually with the annual walking challenging. In 2021, we engaged Fit Academy, a black-owned Philadelphia business, and featured the owner to provide inspirational videos for the participants.  Our “Do The Red Thing” wellness platform supported by Wellright, also included other wellness challenges to help employees begin and sustain personalized wellness journeys through activities for stress management, mental wellness, weight management and specific disease management.  A variety of activities, articles and videos are available.  Incentives are provided so that employees earn points for the “Do The Red” thing catalogue while they focus on wellness.

●

FHLB Pittsburgh Home4Good Program – The Bank is a partner in the Home4Good Program, a flexible grant program that supports projects, programs, and activities that lead to stable housing for those who are homeless or at risk of becoming homeless.

●

Urban Affairs Coalition – We partnered with the Urban Affairs Coalition to explore how to break down the barriers to homeownerships for minority and low- to moderate-income borrowers in our communities.

●

Volunteerism – We sponsored several backpack, book, and holiday toy drives for the benefit of several local organizations including the Acenta, City Team Chester, Juvenile Justice Center, and Book Smiles. In addition, we partnered with the Lower Bucks Homeless Shelter and Bucks County Opportunity Council to provide meals and personal care items to their residents and seniors in need.

●

Pandemic Response – The Bank originated over 7,000 PPP loans and EIDL loans in response to the COVID-19 pandemic, 3,000 of which were in 2021 alone, which we made available to all members of the community without regard to their status as depositor.

●	Diversity, Equity, and Inclusion Initiatives (“DEI Initiatives”) – We continued to bolster our DEI initiatives throughout 2021:
o	Virtual training for our employees, officers, and directors, which included training on inclusion in the workplace as well as implicit bias training;
o

Employees are encouraged to inspire one another through interactive month-long celebrations of Black History Month, Women’s History Month and Pride month on our corporate website. Content includes information, national and local resources on the topic.

o	The Bank’s Human Resources Department provided employees, officers, and directors with communications and information on the importance of diversity, equality, and inclusion.

In addition to the above, we continue to forge the partnerships and are excited for the following opportunities in 2022:

●

Habitat for Humanity of Gloucester County – The Bank continues to explore opportunities to serve as lender for Habitat for Humanity of Gloucester County wherein we will assist with project funding, volunteer for builds, and provide financial education to the homeowners following move-in in order to foster on-going financial literacy.

●

Enhancement of Money Zone Program – The Bank is exploring solutions that would allow for the expansion of its Money Zone to homeschooled students, the development of webinars and workshops to be delivered in multilingual formats, and the development of a program geared towards youth and adults with special needs.

●

Partnership with LEAP Academy and Rutgers University – The Bank is working with the LEAP Academy and Rutgers University in Camden, NJ to develop an employment program wherein graduates can obtain employment with the Bank post-graduation.

Diversity, Equity and Inclusion in the Workplace

The Company strongly believes that diversity, equity and inclusion is critical to our success and the creation of long-term value for our shareholders. The Board and executive management are committed to diversity, equity and inclusion and have adopted policies, practices and programs that focus on achieving prompt and full utilization of minorities, individuals with disabilities, Vietnam-era and disabled veterans, and women at all levels and in all segments of the workforce; discourages all forms of discrimination; provides a culture and means for reporting all types of discrimination or harassment; and penalizes all forms of retaliation.

With respect to the Board, we acknowledge that a board consisting of individuals with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees, and the communities we serve. While not specific to a particular policy, the Board has made a commitment to prioritize diversity in gender, ethnic background, and professional experience when considering candidates for director in order to improve diversity at the board level. At the present time, 14.3% of our Board is diverse from a gender, race or ethnic perspective. For additional information regarding the composition of our current Board, including diversity, see the Board Diversity Matrix on pages 15 and 16.

In addition, the Company evidences its commitment to a culture of inclusiveness, equality and diversity at all levels of the Company’s workforce. The Company aims to maintain a workplace that presents a respectful, productive environment for everyone and enables individuals to achieve their full potential. The Company seeks to engage a diverse workforce by creating a culture of inclusion that values similarities, differences, complexities and constructive dialogue. Annually the Bank’s employees complete diversity and inclusion training, with a specific course directed to managers.  The course helps the team identify the importance of diversity and inclusion, unconscious bias, as well as distinguishing micro and macro aggressions in the workplace, related to gender and ethnicity.  Creating a diverse internal pipeline for promotional opportunities is supported by our expansion to considering high school students in underserved neighborhoods for entry level positions.  We began participating in the Young Bankers of Camden program in 2021 to introduce banking to high school students and provide an internship for students from an underserved community.  In 2022, we are partnering with LEAP Academy in a job readiness program for the recruitment of high school students from a diverse and underserved community.  A month-long interactive celebration of Black History, Women’s History, and Pride Month provides awareness, resources and a platform for employees to share inspiration on these topics.

As of December 31, 2021, approximately 17% of our executive officers, 41% of our senior management team, and 46% of all of our other officers were diverse from a gender, race or ethnic perspective. In addition, Company-wide approximately 59% of our employees are diverse from a gender, race or ethnic perspective. The Company is committed to continue to improve its diversity as positions are added or become available.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of the reports filed by such persons and written representations, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2021 through December 31, 2021 were made on a timely basis with the exception of one Form 4 filing for Mr. Wildstein related to one sale of common stock which was inadvertently filed four days late. In addition, Form 4 filings for each member of the Board and each named executive officer related to the grant of restricted stock units on February 18, 2021 were inadvertently filed two days late.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING

Once the Company’s 2022 annual meeting of shareholders has been scheduled, the Company will provide notice as to when a written notice of any proposed director nomination or other proposal for consideration at the Company’s 2022 annual meeting of shareholders must be received by the Corporate Secretary. Reference is made to the By-laws and SEC Rule 14a-8 for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Nominations for election to the Board at the 2022 annual meeting may be made only in writing by a shareholder entitled to vote at the 2022 annual meeting of shareholders. Such nominations must be addressed to the Company’s Corporate Secretary at Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102, and must be accompanied by the following information: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of any meeting of shareholders held to elect directors and the Board may refuse to recognize the nomination of any person not made in compliance with such provisions.

OTHER MATTERS

The Company is not presently aware of any matters (other than procedural matters) that will be brought before the Special Meeting which are not reflected in the attached Notice of Special Meeting of Shareholders. The By-laws of the Company provided that any shareholder proposals to be brought before the Special Meeting must be stated in writing and filed with the secretary of the Company not later than the close of business on ___ 2022, the seventh (7th) day following the day on which notice of the Special Meeting was first given to shareholders.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this information statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more shareholders. The Company will promptly deliver a separate copy of this document to you on written or oral request to the Company’s Corporate Secretary, Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102, (215) 735‑4422. If you want to receive separate copies of the Company’s proxy statement, Annual Report to Shareholders or Form 10‑K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

This Information Statement was prepared by the Company at the direction of the Custodian and has not been approved by the Board or any Committee thereof.

By Order of the Custodian Custodian

Philadelphia, Pennsylvania

____, 2022